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The Board of Directors
VisionComm, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of VisionComm, Inc. of our report dated November 5, 1999, relating to the Balance Sheets of VisionComm, Inc. as of December 31, 2000 and 1999, and its related Statements of Operations, Stockholders' Equity (deficit), cash flow, which report appears in the March 31, 2001 annual report on Form 10-KSB of Chequemate International , Inc.

[FIRM]